Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hungarian Telephone and Cable Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 13, 2003, relating to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

KPMG Hungaria Kft.

Budapest, Hungary

February 4, 2004